Exhibit 99.1

Contact:	Michael R. Sand,
President & CEO Dean J. Brydon, CFO (360) 533-4747 www.timberlandbank.com

Timberland Bancorp Fiscal Year Net Income Increases 22% to $10.15 Million

•	Fiscal Year Earnings per Share Increases 22% to $1.43
•	Fiscal Year Return on Equity Increases to 11.0%
•	Fiscal Year Return on Assets Increases to 1.19%
•	$15 Million FHLB Borrowing Prepaid to Reduce Future Interest Expense

HOQUIAM, WA – November 1, 2016 - Timberland Bancorp, Inc. (NASDAQ: TSBK) ("Timberland" or "the Company") today reported that net income increased 22% to $10.15 million for the fiscal year ended September 30, 2016 from $8.29 million for the fiscal year ended September 30, 2015.  Earnings per diluted common share ("EPS") increased 22% to $1.43 for fiscal year 2016 from $1.17 for the prior fiscal year.

Timberland also reported net income of $2.70 million, or $0.38 per diluted common share, for its fourth fiscal quarter ended September 30, 2016.  This compares to net income of $2.55 million, or $0.36 per diluted common share, for the quarter ended June 30, 2016, and net income of $2.96 million, or $0.42 per diluted common share, for the quarter ended September 30, 2015, which quarter received the benefit of a $1.53 million (pre-tax) loan loss provision recapture.

Timberland's Board of Directors declared a $0.09 per common share quarterly cash dividend payable on November 30, 2016, to shareholders of record on November 16, 2016.

"Fiscal year 2016 marked the 6th consecutive year the Company increased net income, earnings per share, return on equity and return on assets," stated Michael R. Sand, President and CEO.  "We have continued to prudently grow the balance sheet and, during the current quarter, for the first time exceeded $900 million in total assets.  We elected to prepay a $15 million FHLB borrowing on the last day of the fiscal year which reduced year end assets to $891 million, but more importantly reduced interest expense by $54,000 per month.  We have two additional high-cost $15 million FHLB borrowings maturing within the next 12 months.  The first borrowing matures on August 1st and the second on September 1, 2017.  We look forward to their impending maturities since the interest on these two borrowings, and the borrowing that was prepaid at fiscal year end, accounted for slightly less than 50% of our 2016 fiscal year total interest expense."

2016 Fiscal Year Earnings and Balance Sheet Highlights (at or for the period ended September 30, 2016, compared to September 30, 2015, or June 30, 2016):

   Earnings Highlights:
•	Net income increased 22% to $10.15 million from $8.29 million for fiscal year 2015;
•	EPS increased 22% to $1.43 from $1.17 for the prior fiscal year;
•	Return on equity and return on assets increased to 11.00% and 1.19%, respectively, for the 2016 fiscal year;
•	Return on equity and return on assets for the current quarter were 11.34% and 1.22%, respectively;
•	Fiscal year operating revenue increased 14% from fiscal year 2015; and
•	Non-interest income increased 14% and net interest income increased 13% year-over-year.

   Balance Sheet Highlights:
•	Net loans receivable increased 10% year-over-year and 2% from the prior quarter;
•	Total deposits increased 12% year-over-year and 6% from the prior quarter;
•	Other real estate owned ("OREO") and other repossessed assets decreased 48% year-over-year and decreased 14% from the prior quarter;

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

•	Non-performing assets decreased 48% year-over-year and decreased 9% from the prior quarter to 0.88% of total assets;
•	Prepaid a $15.0 million FHLB borrowing on September 30, 2016 to immediately reduce future interest expense by approximately $54,000 per month; and
•	Book and tangible book values per common share increased to $13.95 and $13.13, respectively, at September 30, 2016.

Net Interest Margin
•	Net interest margin ("NIM") increased to 3.88% for the 2016 fiscal year from 3.80% for the prior fiscal year; and
•
NIM remained strong at 3.77% for the current quarter (NIM would have been 3.82% without the $138,000 pre-payment penalty on our $15.00 million FHLB borrowing, which was partially offset by the collection of $38,000 of non-accrual interest during the quarter.)

Operating Results

Operating revenue (net interest income before provision for loan losses, plus non-interest income excluding gains or losses on the sale of investment securities and other than temporary impairment ("OTTI") charges on investment securities) increased 14% for the 2016 fiscal year to $41.86 million from $36.77 million for Timberland's 2015 fiscal year.  For the current quarter operating revenue increased 14% to $11.06 million from $9.70 million for the comparable quarter one year ago and increased 7% from $10.37 million for the preceding quarter.

Net interest income increased 13% to $30.80 million for the 2016 fiscal year from $27.28 million for the prior fiscal year.  Net interest income for the current quarter increased 11% to $7.81 million from $7.03 million for the comparable quarter one year ago and increased 2% from $7.62 million for the preceding quarter.  During the current quarter, net interest income was reduced by a $138,000 pre-payment penalty incurred due to Timberland's prepayment of a $15.00 million FHLB borrowing.  The borrowing was prepaid on September 30, 2016, and eliminated future interest expense of approximately $54,000 per month.  Two additional high-cost $15.00 million borrowings mature during Timberland's 2017 fiscal year.

Timberland's net interest margin for the year ended September 30, 2016, increased to 3.88% from 3.80% for the year ended September 30, 2015.  The net interest margin for the current quarter was 3.77% compared to 3.83% for the preceding quarter and 3.76% for the comparable quarter one year ago.  The net interest margin for the current quarter was reduced by approximately seven basis points due to the pre-payment penalty associated with prepaying an FHLB borrowing.  Also impacting the net interest margin was the collection of $38,000 of non-accrual interest, which increased the net interest margin by approximately two basis points during the current quarter.

Non-interest income for fiscal year 2016 increased 14% to $10.89 million from $9.52 million for the prior fiscal year.  Non-interest income increased 13% to $3.11 million for the quarter ended September 30, 2016, from $2.75 million for the preceding quarter, and increased 17% from $2.66 million for the comparable quarter one year ago.  The increase in non-interest income for the current quarter compared to the preceding quarter was primarily due to increased ATM and debit card interchange transaction fees, increased service charges on deposits and an increase in the gain on sale of loans, which was partially offset by an increase in OTTI charges on investment securities.  The increase in ATM and debit card interchange transaction fees was primarily due to a one-time $262,000 incentive payment received from Timberland's debit card issuer for meeting certain sales and retention targets since the 2014 conversion to the new card issuer.  The increase in gain on sale of loans was primarily due to an increase in the dollar volume of fixed-rate one- to- four family loans and U.S. Small Business Administration ("SBA") loans sold during the current quarter.  Increased fee income from commercial checking accounts was the primary reason for the quarter's increased service charges on deposits.  The increase in OTTI expense was primarily due to the recognition of additional credit loss on three private label residential mortgage-backed securities.

For fiscal year 2016, total (non-interest) operating expense increased 3% to $26.64 million from $25.84 million for the prior fiscal year.  Total operating expenses for the current quarter increased 6% to $6.96 million from $6.57 million for the preceding quarter and increased 4% from $6.69 million for the comparable quarter one year ago.  The increased expenses for the current quarter compared to the preceding quarter were primarily due to a $192,000 increase in salaries and employee benefits expense, a $57,000 increase in premises and equipment expense, a $50,000 increase in ATM and debit card processing expense, and smaller increases in several other categories.  The increase in salaries and employee benefits expense was primarily due to the hiring of additional lending and operations personnel.  Also contributing to the increase in salaries and

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

employee benefits expense was a decrease in loan originations during the current quarter compared to the prior quarter and a corresponding reduction in the amount of loan origination fees collected.  Under generally accepted accounting principles ("GAAP"), the portion of a loan origination fee that is attributable to the estimated employee costs to generate the loan is recorded as a reduction of salaries and employee benefits expense.  The increase in premises and equipment expense was primarily due to an increase in building and equipment related maintenance costs.  The increase in ATM and debit card expenses was primarily related to the recognition of costs associated with the Bank's upcoming conversion to EMV chip cards.  The efficiency ratio for the current quarter was 63.77% compared to 63.37% for the preceding quarter and 69.09% for the comparable quarter one year ago.  The efficiency ratio for fiscal year 2016 improved to 63.89% from 70.22% for fiscal year 2015.

The provision for income taxes for fiscal year 2016 increased $709,000 to $4.90 million from $4.19 million for fiscal year 2015, primarily due to higher pre-tax income. The effective tax rate was 32.6% for fiscal year 2016 compared to 33.6% for fiscal year 2015.  The provision for income taxes for the quarter ended September 30, 2016 increased to $1.26 million from $1.25 million for the preceding quarter, primarily due to higher pre-tax income.  Also affecting the comparison between the current and immediately preceding quarter was a deferred tax adjustment, which reduced income tax expense by $58,000 for the current quarter.  The effective tax rate was 31.7% for the current quarter compared to 32.9% for the quarter ended June 30, 2016.

Balance Sheet Management

Total assets increased 9% to $891.39 million at September 30, 2016 from $815.82 million at September 30, 2015.  The increase was primarily due to a $58.87 million increase in net loans receivable and a $16.65 million increase in cash and cash equivalents.  These increases, as well as the prepayment of a $15.00 million FHLB borrowing on September 30, 2016, were primarily funded by an $82.62 million increase in deposits during the fiscal year.  For the current quarter, total assets increased 4%, or $33.25 million, from $858.14 million at June 30, 2016.  The increase in assets for the current quarter was primarily due to a $19.77 million increase in cash and cash equivalents and a $15.78 million increase in net loans receivable.  These increases, as well as the prepayment of the $15.00 million FHLB advance, were primarily funded by a $46.15 million increase in deposits.

Liquidity, as measured by cash and cash equivalents, CDs held for investment and available for sale investments securities, was 20.6% of total liabilities at September 30, 2016, compared to 18.7% at June 30, 2016, and 19.6% one year ago.

Net loans receivable increased $15.78 million, or 2%, to $663.15 million at September 30, 2016, from $647.37 million at June 30, 2016. The increase was primarily due to a $17.64 million increase in commercial real estate loans, a $10.63 million increase in multi-family loans, a $4.46 million increase in custom and owner/builder one- to four-family construction loans, a $2.54 million decrease in the undisbursed portion of construction loans in progress, and a $1.51 million increase in one- to four-family mortgage loans.  These increases were partially offset by a $12.06 million decrease in commercial construction loans, a $5.50 million decrease in multi-family construction loans, a $2.45 million decrease in land loans, and a $1.73 million decrease in commercial business loans.

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November 1, 2016

LOAN PORTFOLIO
($ in thousands)	September 30, 2016		June 30, 2016		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent

Mortgage loans:
One- to four-family (a)	$118,560	16%	$117,055	17%	$116,664	18%
Multi-family	62,303	9	51,672	7	52,322	8
Commercial	312,525	43	294,887	42	291,216	43
Construction - custom and
owner/builder	93,049	13	88,593	12	62,954	9
Construction - speculative one-to four-family	8,106	1	8,261	1	6,668	1
Construction - commercial	9,365	1	21,427	3	20,728	3
Construction - multi-family	12,590	2	18,090	3	20,570	3
Land	21,627	3	24,076	3	26,140	4
Total mortgage loans	638,125	88	624,061	88	597,262	89

Consumer loans:
Home equity and second
mortgage	39,727	5	38,482	5	34,157	5
Other	4,139	1	4,490	1	4,669	1
Total consumer loans	43,866	6	42,972	6	38,826	6

Commercial business loans	41,837	6	43,571	6	33,763	5
Total loans	723,828	100%	710,604	100%	669,851	100%
Less:
Undisbursed portion of
construction loans in
process	(48,627)		(51,163)		(53,457)
Deferred loan origination
fees	(2,229)		(2,233)		(2,193)
Allowance for loan losses	(9,826)		(9,842)		(9,924)
Total loans receivable, net	$663,146		$647,366		$604,277
_______________________
(a)	Does not include one- to four family loans held for sale totaling $3,604, $4,885 and $3,051 at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.

Timberland originated $69.71 million in loans during the quarter ended September 30, 2016, compared to $65.97 million for the comparable quarter one year ago and $88.81 million for the preceding quarter.  Timberland continues to sell fixed rate one- to four-family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income.  Timberland also began selling SBA loans during the current quarter.  During the fourth quarter of fiscal 2016, fixed-rate one- to four-family mortgage loans and SBA loans totaling $17.83 million were sold compared to $16.49 million for the comparable quarter one year ago and $14.19 million for the preceding quarter.

Timberland's investment securities decreased slightly during the quarter to $8.85 million at September 30, 2016, from $8.98 million at June 30, 2016, primarily due to scheduled amortization.

Timberland Fiscal Q4 2016 Earnings
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DEPOSIT BREAKDOWN ($ in thousands)
	September 30, 2016		June 30, 2016		September 30, 2015
	Amount	Percent	Amount	Percent	Amount	Percent
Non-interest bearing	$172,283	23%	$149,575	21%	$141,388	21%
N.O.W. checking	203,812	27	189,475	26	180,628	27
Savings	123,474	16	119,576	17	110,315	16
Money market	107,083	14	100,914	14	84,026	12
Money market – brokered	6,908	1	7,032	1	8,450	1
Certificates of deposit under $100	78,284	10	79,283	11	84,824	12
Certificates of deposit $100 and over	66,485	9	66,354	9	66,085	10
Certificates of deposit – brokered	3,205	--	3,172	1	3,196	1
Total deposits	$761,534	100%	$715,381	100%	$678,912	100%

Total deposits increased $82.62 million, or 12%, to $761.53 million at September 30, 2016, from $678.91 million at September 30, 2015.  The increase was primarily due to a $30.90 million increase in non-interest bearing checking account balances, a $23.18 million increase in N.O.W. checking account balances, a $21.52 million increase in money market account balances and a $13.16 million increase in savings account balances.  These increases were partially offset by a $6.13 million decrease in certificates of deposit account balances.

Total deposits increased $46.15 million, or 6%, during the current quarter to $761.53 million at September 30, 2016, from $715.38 million at June 30, 2016.  The current quarter's increase was primarily due to a $22.71 million increase in non-interest bearing checking account balances, a $14.34 million increase in N.O.W. checking account balances, a $6.05 million increase in money market account balances and a $3.90 million increase in savings account balances.  These increases were partially offset by an $835,000 decrease in certificates of deposit account balances.

Shareholders' Equity

Total shareholders' equity increased $2.38 million to $96.83 million at September 30, 2016, from $94.45 million at June 30, 2016.  The increase in shareholders' equity was primarily due to net income of $2.70 million for the quarter, which was partially offset by dividend payments of $625,000 to shareholders.  For the quarter ended September 30, 2016, book value per share increased $0.34 to $13.95 and tangible book value per share increased $0.33 to $13.13.  Timberland did not repurchase shares of its common stock during the quarter and, at September 30, 2016, had 221,893 shares authorized to be purchased in accordance with the terms of its existing stock repurchase plan.

Capital Ratios and Asset Quality

Timberland remains well capitalized with a total risk-based capital ratio of 16.01% and a Tier 1 leverage capital ratio of 10.55%.

There was no provision for loan losses made for the quarters ended September 30, 2016, and June 30, 2016.  For the quarter ended September 30, 2015, Timberland recorded a $1.53 million loan loss reserve recapture.  Net charge-offs totaled $15,000 for the current quarter compared to net charge-offs of $201,000 for the preceding quarter and a net recovery of $982,000 for the comparable quarter one year ago.  The non-performing assets to total assets ratio improved to 0.88% at September 30, 2016, from 1.01% three months earlier and 1.84% one year ago.  The allowance for loan losses was 1.46% of loans receivable at September 30, 2016.

Total delinquent loans (past due 30 days or more) and non-accrual loans decreased 52% to $3.47 million at September 30, 2016, from $7.20 million one year ago and decreased 13% from $4.01 million at June 30, 2016. Non-accrual loans decreased 52% to $2.87 million at September 30, 2016, from $6.04 million one year ago and decreased 3% from $2.96 million at June 30, 2016.

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November 1, 2016

NON-ACCRUAL LOANS	September 30, 2016		June 30, 2016		September 30, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

Mortgage loans:
One- to four-family	$914	7	$1,236	9	$2,368	16
Multi-family	--	--	--	--	760	1
Commercial	612	1	808	2	1,016	2
Construction	367	1	--	--	--	--
Land	548	5	444	3	1,558	5
Total mortgage loans	2,441	14	2,488	14	5,702	24

Consumer loans:
Home equity and second
mortgage	402	6	436	7	303	4
Other	30	1	31	1	35	1
Total consumer loans	432	7	467	8	338	5
Total loans	$2,873	21	$2,955	22	$6,040	29

OREO and other repossessed assets decreased 48% to $4.12 million at September 30, 2016, from $7.85 million at September 30, 2015, and decreased 14% from $4.76 million at June 30, 2016.  At September 30, 2016, the OREO and other repossessed asset portfolio consisted of 22 individual real estate properties and one mobile home.  During the quarter ended September 30, 2016, four OREO properties totaling $605,000 were sold.

OREO and OTHER REPOSSESSED ASSETS	September 30, 2016		June 30, 2016		September 30, 2015
($ in thousands)	Amount	Quantity	Amount	Quantity	Amount	Quantity

One- to four-family	$1,071	5	$1,382	7	$2,868	11
Commercial	648	3	648	3	1,568	3
Land	2,331	14	2,665	16	3,351	20
Mobile home	67	1	67	1	67	1
Total	$4,117	23	$4,762	27	$7,854	35

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Timberland believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures.  To provide investors with a broader understanding of capital adequacy, Timberland provides non-GAAP financial measures for tangible common equity, along with the GAAP measure.  Tangible common equity is calculated as shareholders' equity less goodwill.  In addition, tangible assets are total assets less goodwill.

The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

($ in thousands)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015

Shareholders' equity	$96,834	$94,452	$89,187
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible common equity	$91,184	$88,802	$83,537

Total assets	$891,388	$858,139	$815,815
Less goodwill	(5,650)	(5,650)	(5,650)
Tangible assets	$885,738	$852,489	$810,165

About Timberland Bancorp, Inc.
Timberland Bancorp, Inc., a Washington corporation, is the holding company for Timberland Bank ("Bank").  The Bank opened for business in 1915 and serves consumers and businesses across Grays Harbor, Thurston, Pierce, King, Kitsap and Lewis counties, Washington with a full range of lending and deposit services through its 22 branches (including its main office in Hoquiam).

Disclaimer
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact and often include the words "believes," "expects," "anticipates," "estimates," "forecasts," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions or future or conditional verbs such as "may," "will," "should," "would" and "could."  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, assumptions and statements about future performance.  These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause our actual results to differ materially from the results anticipated, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our loan loss reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in our market areas; secondary market conditions for loans and our ability to sell loans in the secondary market; results of examinations of us by the Board of Governors of the Federal Reserve System and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action or require us to increase our allowance for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules including as a result of Basel III; the impact of the Dodd Frank Wall Street Reform and Consumer Protection Act and the implementation of related rules and regulations; our ability to attract and retain deposits;  increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our consolidated balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; our ability to manage loan delinquency rates;  increased competitive

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; our ability to pay dividends on our common and stock; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations; pricing, products and services; and other risks detailed in our reports filed with the Securities and Exchange Commission.

Any of the forward-looking statements that we make in this press release and in the other public statements we make are based upon management's beliefs and assumptions at the time they are made.  We undertake no obligation to publicly update or revise any forward-looking statements included in this report or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise.  We caution readers not to place undue reliance on any forward-looking statements.  We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company's operations and stock price performance.

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Three Months Ended
($ in thousands, except per share amounts)	Sept. 30,	June 30,	Sept. 30,
(unaudited)	2016	2016	2015
Interest and dividend income
Loans receivable	$8,588	$8,257	$7,780
Investment securities	74	70	70
Dividends from mutual funds and Federal Home Loan Bank ("FHLB") stock	23	22	10
Interest bearing deposits in banks	253	247	148
Total interest and dividend income	8,938	8,596	8,008

Interest expense
Deposits	521	508	508
FHLB borrowings	611	472	475
Total interest expense	1,132	980	983
Net interest income	7,806	7,616	7,025

Recapture of loan losses	--	--	(1,525)
Net interest income after recapture of loan losses	7,806	7,616	8,550

Non-interest income
OTTI on investment securities, net	(140)	(4)	(8)
Service charges on deposits	1,071	989	980
ATM and debit card interchange transaction fees	1,073	778	699
Gain on sale of loans, net	551	443	512
Bank owned life insurance ("BOLI") net earnings	141	137	137
Servicing income on loans sold	86	60	36
Other	327	346	306
Total non-interest income, net	3,109	2,749	2,662

Non-interest expense
Salaries and employee benefits	3,589	3,397	3,324
Premises and equipment	831	774	817
Advertising	163	192	249
OREO and other repossessed assets, net	101	123	301
ATM and debit card processing	387	337	292
Postage and courier	104	98	107
State and local taxes	161	141	135
Professional fees	208	202	223
FDIC insurance	114	100	144
Other insurance	33	33	33
Loan administration and foreclosure	106	92	62
Data processing and telecommunications	502	470	468
Deposit operations	274	232	197
Other	388	377	341
Total non-interest expense	6,961	6,568	6,693

(Statement continued on following page)

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

	Three Months Ended
	Sept. 30,	June 30,	Sept. 30,
	2016	2016	2015
Income before income taxes	$3,954	$3,797	$4,519
Provision for income taxes	1,255	1,250	1,564
Net income	$2,699	$2,547	$2,955

Net income per common share:
Basic	$0.40	$0.37	$0.43
Diluted	0.38	0.36	0.42

Weighted average common shares outstanding:
Basic	6,831,419	6,822,608	6,896,941
Diluted	7,146,115	7,111,199	7,069,880

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF INCOME	Year Ended
($ in thousands, except per share amounts)	Sept. 30,	Sept. 30,
(unaudited)	2016	2015
Interest and dividend income
Loans receivable	$33,580	$30,397
Investment securities	287	249
Dividends from mutual funds and FHLB stock	106	31
Interest bearing deposits in banks	902	491
Total interest and dividend income	34,875	31,168

Interest expense
Deposits	2,041	2,004
FHLB borrowings	2,031	1,886
Total interest expense	4,072	3,890
Net interest income	30,803	27,278
Recapture of loan losses	--	(1,525)
Net interest income after recapture of loan losses	30,803	28,803

Non-interest income
OTTI on investment securities, net	(168)	(13)
Gain on sale of investment securities, net	--	45
Service charges on deposits	3,969	3,615
ATM and debit card interchange transaction fees	3,261	2,664
Gain on sale of loans, net	1,781	1,610
BOLI net earnings	550	538
Servicing income (loss) on loans sold	266	(4)
Other	1,230	1,067
Total non-interest income, net	10,889	9,522

Non-interest expense
Salaries and employee benefits	13,921	13,200
Premises and equipment	3,137	3,053
Gain on disposition of premises and equipment, net	--	(296)
Advertising	753	779
OREO and other repossessed asset, net	662	918
ATM and debit card processing	1,377	1,221
Postage and courier	413	429
State and local taxes	572	561
Professional fees	657	829
FDIC insurance	448	593
Other insurance	131	136
Loan administration and foreclosure	321	269
Data processing and telecommunications	1,896	1,767
Deposit operations	912	812
Other	1,437	1,570
Total non-interest expense	26,637	25,841

(Statement continued on following page)

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

	Year Ended
	Sept. 30,	Sept. 30,
	2016	2015
Income before income taxes	$15,055	$12,484
Provision for income taxes	4,901	4,192
Net income	$10,154	$8,292

Net income per common share:
Basic	$1.48	$1.20
Diluted	1.43	1.17

Weighted average common shares outstanding:
Basic	6,842,614	6,897,270
Diluted	7,105,349	7,069,088

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

TIMBERLAND BANCORP INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2016	2016	2015
Assets
Cash and due from financial institutions	$16,686	$16,394	$14,014
Interest-bearing deposits in banks	92,255	72,779	78,275
Total cash and cash equivalents	108,941	89,173	92,289

Certificates of deposit ("CDs") held for investment, at cost	53,000	52,435	48,611
Investment securities:
Held to maturity, at amortized cost	7,511	7,618	7,913
Available for sale, at fair value	1,342	1,363	1,392
FHLB stock	2,204	2,804	2,699
Loans held for sale	3,604	4,885	3,051

Loans receivable	672,972	657,208	614,201
Less: Allowance for loan losses	(9,826)	(9,842)	(9,924)
Net loans receivable	663,146	647,366	604,277

Premises and equipment, net	16,159	16,224	16,854
OREO and other repossessed assets, net	4,117	4,762	7,854
BOLI	18,721	18,580	18,170
Accrued interest receivable	2,348	2,270	2,170
Goodwill	5,650	5,650	5,650
Mortgage servicing rights, net	1,573	1,516	1,478
Other assets	3,072	3,493	3,407
Total assets	$891,388	$858,139	$815,815

Liabilities and shareholders' equity
Deposits: Non-interest-bearing demand	$172,283	$149,575	$141,388
Deposits: Interest-bearing	589,251	565,806	537,524
Total deposits	761,534	715,381	678,912

FHLB borrowings	30,000	45,000	45,000
Other liabilities and accrued expenses	3,020	3,306	2,716
Total liabilities	794,554	763,687	726,628

Shareholders' equity
Common stock, $.01 par value; 50,000,000 shares authorized; 6,988,848 shares issued and outstanding – September 30, 2015 6,939,068 shares issued and outstanding – June 30, 2016 6,943,868 shares issued and outstanding – September 30, 2016	9,961	9,818	10,293
Unearned shares issued to Employee Stock Ownership Plan ("ESOP")	(661)	(728)	(926)
Retained earnings	87,709	85,635	80,133
Accumulated other comprehensive loss	(175)	(273)	(313)
Total shareholders' equity	96,834	94,452	89,187
Total liabilities and shareholders' equity	$891,388	$858,139	$815,815

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

KEY FINANCIAL RATIOS AND DATA	Three Months Ended
($ in thousands, except per share amounts) (unaudited)	Sept. 30,	June 30,	Sept. 30,
	2016	2016	2015
PERFORMANCE RATIOS:
Return on average assets (a)	1.22%	1.20%	1.47%
Return on average equity (a)	11.34%	10.96%	13.47%
Net interest margin (a)	3.77%	3.83%	3.76%
Efficiency ratio	63.77%	63.37%	69.09%

	Year Ended
	Sept. 30,		Sept. 30,
	2016		2015
PERFORMANCE RATIOS:
Return on average assets	1.19%		1.07%
Return on average equity	11.00%		9.70%
Net interest margin	3.88%		3.80%
Efficiency ratio	63.89%		70.22%

	Sept. 30,	June 30,	Sept. 30,
	2016	2016	2015
ASSET QUALITY RATIOS AND DATA:
Non-accrual loans	$2,873	$2,955	$6,040
Loans past due 90 days and still accruing	135	135	151
Non-performing investment securities	734	789	932
OREO and other repossessed assets	4,117	4,762	7,854
Total non-performing assets (b)	$7,859	$8,641	$14,977

Non-performing assets to total assets (b)	0.88%	1.01%	1.84%
Net charge-offs (recoveries) during quarter	$15	$201	$(982)
Allowance for loan losses to non-accrual loans	342%	333%	164%
Allowance for loan losses to loans receivable (c)	1.46%	1.50%	1.62%
Troubled debt restructured loans on accrual status (d)	$7,629	$7,677	$12,484

CAPITAL RATIOS:
Tier 1 leverage capital	10.55%	10.68%	10.64%
Tier 1 risk-based capital	14.75%	14.20%	13.91%
Common equity Tier 1 risk-based capital	14.75%	14.20%	13.91%
Total risk-based capital	16.01%	15.45%	15.16%
Tangible common equity to tangible assets (non-GAAP)	10.29%	10.42%	10.31%

BOOK VALUES:
Book value per common share	$13.95	$13.61	$12.76
Tangible book value per common share (e)	13.13	12.80	11.95

__________________________________________________
(a)  Annualized
(b)  Non-performing assets include non-accrual loans, loans past due 90 days and still accruing, non-performing investment securities and OREO and other repossessed assets.  Troubled debt restructured loans on accrual status are not included.
(c)  Does not include loans held for sale and is before the allowance for loan losses.
(d)  Does not include troubled debt restructured loans totaling $530, $530 and $1,233 reported as non-accrual loans at September 30, 2016, June 30, 2016 and September 30, 2015, respectively.
(e)  Tangible common equity divided by common shares outstanding (non-GAAP).

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

AVERAGE BALANCES, YIELDS AND RATES - QUARTERLY
($ in thousands)
(unaudited)

	For the Three Months Ended
	September 30, 2016		June 30, 2016		September 30, 2015
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Assets
Loans and loans held for sale	$669,661	5.13%	$647,781	5.10%	$612,383	5.08%
Investment securities and FHLB Stock	11,726	3.31%	11,860	3.10%	12,062	2.63%
Interest-bearing deposits and CD's	146,609	0.68%	136,724	0.73%	123,129	0.48%
Total interest-bearing assets	827,996	4.32%	796,365	4.32%	747,574	4.28%
Other assets	56,653		55,926		57,808
Total assets	$884,649		$852,291		$805,382

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$193,225	0.24%	$187,836	0.24%	$171,764	0.27%
Money market accounts	107,410	0.31%	105,884	0.32%	101,204	0.31%
Savings accounts	122,088	0.05%	116,818	0.05%	107,250	0.05%
Certificates of deposit accounts	148,866	0.81%	149,713	0.79%	154,856	0.76%
Total interest-bearing deposits	571,589	0.36%	560,251	0.36%	535,074	0.38%
FHLB borrowings	44,837	5.42%	45,000	4.22%	45,000	4.19%
Total interest-bearing liabilities	616,426	0.73%	605,251	0.65%	580,074	0.67%

Non-interest-bearing demand deposits	168,744		150,331		133,657
Other liabilities	4,296		3,750		3,883
Shareholders' equity	95,183		92,959		87,768
Total liabilities and shareholders' equity	$884,649		$852,291		$805,382

Net interest income and spread		3.59%		3.67%		3.61%
Net interest margin (1)		3.77%		3.83%		3.76%
Average interest-bearing assets to
average interest-bearing liabilities	134.32%		131.58%		128.88%

_________________
(1) Net interest margin = annualized net interest income/average interest-bearing assets

Timberland Fiscal Q4 2016 Earnings
November 1, 2016

AVERAGE BALANCES, YIELDS AND RATES – YEAR TO DATE
($ in thousands)
(unaudited)

	For the Year Ended
	September 30, 2016		September 30, 2015
Assets	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate

Loans and loans held for sale	$643,698	5.22%	$596,750	4.98%
Investment securities and FHLB Stock	11,846	3.31%	12,360	2.27%
Interest-bearing deposits and CD's	139,180	0.65%	108,773	0.45%
Total interest-bearing assets	794,724	4.39%	717,883	4.34%
Other assets	56,969		58,270
Total assets	$851,693		$776,153

Liabilities and Shareholders' Equity
N.O.W. checking accounts	$186,272	0.24%	$165,895	0.27%
Money market accounts	105,836	0.31%	94,881	0.29%
Savings accounts	115,336	0.05%	102,303	0.05%
Certificates of deposit accounts	151,072	0.79%	159,815	0.77%
Total interest-bearing deposits	558,516	0.37%	522,894	0.39%
FHLB borrowings	44,959	4.52%	45,000	4.19%
Total interest-bearing liabilities	603,475	0.67%	567,894	0.68%

Non-interest-bearing demand deposits	152,085		119,599
Other liabilities	3,809		3,208
Shareholders' equity	92,324		85,452
Total liabilities and shareholders' equity	$851,693		$776,153

Net interest income and spread		3.72%		3.66%
Net interest margin (1)		3.88%		3.80%
Average interest-bearing assets to
average interest-bearing liabilities	131.69%		126.41%